Exhibit 10.3

THE L. B. FOSTER COMPANY
2018
EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN
The purpose of this document is to establish in writing the 2018 performance goals and other terms applicable to the 2018 awards authorized under the L. B. Foster Company Executive Annual Incentive Compensation Plan (“Plan”) for the Fiscal Year (as defined below).

I.	DEFINITIONS
Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan. The following terms shall be defined as follows:
1.1.“Company” shall mean L. B. Foster Company and those subsidiaries thereof in which L. B. Foster Company owns 100% of the outstanding common stock.
1.2.“Operating Unit” shall mean the Company’s units or divisions which are reported in the Company’s internal financial statements and approved by the Committee as applicable to this Plan and set forth on an exhibit on file with the Committee.
1.3.“Financial Performance Award” shall mean an award, as determined for each Participant, equal to the amount calculated using the Payout Formula and subject to the Committee’s right to exercise discretion with respect to the amount to be paid with respect to any such award to any Participant.
1.4.“Base Compensation” shall mean base salary, rounded to the nearest whole dollar, as in effect for a Participant on March 1, 2018. To the extent applicable, Base Compensation for Participants who terminate during the Fiscal Year shall include only such Base Compensation paid to such Participants during the Fiscal Year for the period prior to such termination.
1.5.“Participant” shall mean all executive officers of the Company set forth on Schedule 1.10.
1.6.“Participant’s Target Incentive” shall mean the product of the Base Compensation of a Participant multiplied by the specific target percentage established for a Participant by the Committee as described in Section 3.1 hereof.
1.7.“Payout Formula” with respect to a Financial Performance Award, shall be the formula used to determine the cash award payout, if any, to each Participant, which payout shall be equal to: (i) the “Participant’s Target Incentive” multiplied by (ii) the applicable aggregate percentage specified for Financial Performance Awards under Section 3.2, with the amount to be paid with respect thereto to be calculated based upon the attainment of the objective financial performance goals established by the Committee for Corporate and Operating Unit Adjusted EBITDA, Corporate and

Operating Unit Working Capital as a Percentage of Sales, and Corporate ROIC for the Fiscal Year, and subject to the Committee’s right to exercise discretion with respect to the amount to be paid with respect to any such award to any Participant.
1.8.“Fiscal Year” means the 2018 calendar year (January 1, 2018 through December 31, 2018).
1.9.“Adjusted EBITDA” (Earnings before interest, taxes, depreciation, and amortization) shall mean with respect to the Company or an Operating Unit, for the Fiscal Year, determined in accordance with generally accepted accounting principles, including the applicable LIFO charge or credit (a) income from continuing operations; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; and (f) plus amortization expense. Adjusted EBITDA shall be calculated without regard to: (i) the effect of changes in accounting principles, (ii) any on-going and/or one-time costs and/or expenses attributable to an acquisition, including but not limited to, those related to the negotiation, completion and/or integration of an acquisition, incurred during the Fiscal Year, (iii) any costs related to the purchase accounting step up in the basis of tangible or intangible assets not classified as depreciation or amortization, (iv) any on-going and/or one-time costs and/or expenses related to the unsuccessfully attempted acquisition of a business during the Fiscal Year (exclusive of employee travel), (v) any on-going and/or one-time costs and/or expenses (exclusive of employee travel) associated with the sale or attempted sale of a business or investment in the Fiscal Year, (vi) any significant or non-recurring items which are disclosed in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K for such period and which would have an adverse effect on the pay-out amount of a Participant’s Financial Performance Award, (vii) the costs of the Plan for domestic Operating Units, (viii) the impact on any Operating Unit attributable to any administrative intercompany charges related to transfer pricing compliance where the consolidated impact is zero, (ix) the reported results of an acquisition (as well as results of operations and financial position) completed in the Fiscal Year, (x) a reclassification of an operating unit or investment to “Discontinued Operations” or “Held for Sale”, if not sold during the Performance Period, and (xi) the gain or loss on sale of a business or assets outside of the normal course of business Notwithstanding the foregoing, in the event that a business or an investment is sold during the 2018 Performance Period, such business’ target and adjusted actual results shall be eliminated from all calculations.
1.10.“Working Capital as a Percentage of Sales” (“W/C as a % of Sales”) shall mean with respect to the Company, or as applicable, for an Operating Unit, for the Fiscal Year, the average monthly balances of Inventory and Accounts Receivable less the average monthly balances of Accounts Payable and Deferred Revenue divided by annual net sales, provided however that all the above items, shall be determined without regard to: (i) any on-going and/or one-time costs and/or expenses relating to acquisitions transacted during the Fiscal Year, (ii) a reclassification of an operating unit or investment to “Discontinued Operations” or “Held for Sale”, if not sold during the

Performance Period, (iii) the impact on any Operating Unit attributable to any administrative intercompany charges related to transfer pricing compliance where the consolidated impact is zero, and (iv) the reported results (as well as results of operations and financial position) of an acquisition completed in the Fiscal Year.. Notwithstanding the foregoing, in the event that a business or an investment is sold during the Fiscal Year, such business’ target and adjusted actual results shall be eliminated from all calculations.
1.11.“Return on Invested Capital” (“ROIC”) shall mean, with respect to the Company for the Fiscal Year: (a) pre-tax earnings from continuing operations before interest income and interest expense and amortization charges, divided by (b) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles. ROIC shall be expressed as a percentage and shall be determined without regard to: (i) the effect of changes in accounting principles, (ii) any on-going and/or one-time costs and/or expenses attributable to an acquisition, including but not limited to, those related to the negotiation, completion and/or integration of an acquisition, incurred during the Fiscal Year, (iii) any costs related to purchase accounting step up in the basis of tangible or intangible assets not classified as amortization, (iv) the impact of all assets and liabilities purchased or incurred as a result of an acquisition, (v) any on-going and/or one-time costs and/or expenses (exclusive of employee travel) related to the unsuccessfully attempted acquisition of a business during the Fiscal Year, (vi) any on-going and/or one-time costs and/or expenses associated with the successful or unsuccessful sale of a business or investment (exclusive of employee travel), (vii) any significant or non-recurring items which are disclosed in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K for such period and which would have an adverse effect on the pay-out amount of a Participant’s Financial Performance Award, (viii) the reported results (as well as the results of operations and financial position) of an acquisition completed in the Fiscal Year, (ix) a reclassification of an operating unit or an investment to “Discontinued Operations” or “Held for Sale”, if not sold during the Performance Period and (x) the gain or loss on sale of a business or the sale of assets outside of the ordinary course of business. Notwithstanding the foregoing, in the event that a business or an investment is sold during the Fiscal Year, such business’ target and adjusted actual results shall be eliminated from all calculations. The ROIC calculation shall be rounded to the nearest tenth of a percent.
1.12.“Target Working Capital as a Percent of Sales (Corporate and Operating Unit), Target Adjusted EBITDA (Corporate and Operating Unit), and Target ROIC” shall mean the respective targets approved by the Committee as applicable to this Plan and set forth on an exhibit on file with the Committee.

II.	ELIGIBILITY CONDITIONS
a.Subject to the terms and conditions set forth herein and in the Plan and unless the Committee determines otherwise, in its sole discretion, a Participant’s right, if any, to receive payment of their respective Awards shall be contingent upon satisfaction of each of the following requirements:
b.A Participant executes a Confidentiality, Intellectual Property and Non-Compete Agreement in a form satisfactory to the Committee and deliver the executed agreement to the Company’s Vice President, Human Resources and Administration on or before October 1 of the applicable Fiscal Year, provided, however, that if Participant previously executed a Confidentiality, Intellectual Property and Non-Compete Agreement in a form satisfactory to the Committee, the Participant need not execute and deliver another Confidentiality, Intellectual Property and Non-Compete Agreement.
i.    Participant’s Target Percentage award is specifically established by the Committee as set forth in Section 3.1. In the event a Participant changes from one position to another position or is promoted into one of the positions approved by the Committee as described in Section 3.1 during the Fiscal Year performance period, the Target Percentage for such Participant shall be pro-rated between the Target Percentages of each position held during the Fiscal Year based on which position was held on the first day of each month in the Fiscal Year performance period and may be allocated among different Operating Units as determined by the Committee. Any newly hired Participant shall have a specific Target Percentage established by the Committee, provided their employment began in such position by October 1 of the Fiscal Year performance period.
ii.    Company determines that Participant’s performance is and has been satisfactory.
iii.    The Committee confirms that awards will be paid and the amount of such awards, and
iv.    Participant is actively employed on the date the award is paid (with the only exception to this “active employment” requirement being a Board-approved retirement from the Company in which case the Committee may provide a pro-rata payment based on the Participant’s active employment before the Board-approved retirement).
In no event is a Participant entitled to any pro-rata payment under the terms of this Plan (although the Committee has discretion in the event of a Board-approved retirement).

III.	METHOD FOR CALCULATING AWARDS
3.1.Target Percentages. Each Participant shall have a Target Percentage based upon the position held by such Participant as approved by the Committee on February 21, 2018 and set forth on an exhibit on file with the Committee.
Other employees selected by the Committee may also be made Participants in the Plan on such terms as may be approved by the Committee and consistent with the terms of the Plan.

3.2.Target Amount. The target amount of a Participant’s Financial Performance Award, if any, shall be determined and preliminarily allocated based on the percentages specified in the table below:

	Metric	CEO, Sr VP & CFO; ; VP-Human Resources & Admin; VP & General Counsel; and Controller and CAO	VP’s and SVP Responsible for Operating Unit(s)
	Corporate ROIC	15%	--
Financial Performance Awards	Operating Unit Adjusted EBITDA	--	50%
	Working Capital as a % of Sales	15%	20%
	Corporate Adjusted EBITDA	70%	30%

3.3.Financial Performance Award Multiplier. Subject to the terms and conditions set forth herein and in the Plan, the amount of a Financial Performance Award shall be calculated and adjusted upward or downward based on the actual level of attainment of Target W/C as a % of Sales (Corporate and Operating Unit), Target Adjusted EBITDA (Corporate and Operating Unit) and/or Target ROIC (as allocated under Section 3.2) utilizing the percentage multiplier as set forth in the following tables:

a.	Adjusted EBITDA Multiplier (Corporate/Operating Unit)

% of Target Adjusted EBITDA	Corporate or Operating Unit Multiplier
170% and over	200%
160%	185%
150%	175%
140%	160%
130%	145%
120%	130%
110%	115%
100%	100%
90%	84%
80%	68%
70%	52%
60%	36%
50%	20%
Less than 50%	0%

b.	ROIC Multiplier

% of Target ROIC	ROIC Multiplier
127.5% and over	200%
123.0%	167%
112.8%	133%
100.0%	100%
93.7%	73%
87.8%	47%
80.0%	20%
Less than 80.0%	0.0%

c.	W/C as a % of Sales Multiplier

% of Target Average W/C as a % of Sales	Corporate or Operating Unit Multiplier
86.0% and under	200%
88.7%	175%
91.3%	150%
94.3%	130%
97.4%	115%
100.0%	100%
102.9%	80%
106.5%	60%
110.0%	40%
113.9%	30%
118.0%	20%
121.5%	10%
Greater than 121.5%	0%

The calculation of the percent of target achieved in the above tables shall be adjusted proportionately to reflect whole percentages achieved between the levels in the table. For example, if Corporate achieved 73% of Target Adjusted EBITDA, the percent of target achieved would be 57%; if Corporate achieved 137% of Target Adjusted EBITDA, the percent of target achieved would be 156%.

IV.	RECOUPMENT
In the event the Company is required to prepare an accounting restatement applicable to any financial reporting period covering a period within the Fiscal Year due to the material noncompliance of the Company with any financial reporting requirement under the securities laws or other applicable law and if the Committee, in its discretion, so determines, each “Specified Participant” (as defined below) shall pay to the Company, in cash, all cash paid to or on behalf of such Participant under the Plan for the Fiscal Year in excess of the amount of such compensation that would have been paid to the Participant for the Fiscal Year based on the restated financial results. Any such payment shall be made within the time periods prescribed by the Committee. The term “Specified Participant” means any Participant that the Committee has determined, in its sole discretion, has committed fraud, negligence, or intentional misconduct that was a significant contributing factor to the Company having to prepare an accounting restatement. A Specified Participant’s failure to make any such timely payment to the Company constitutes an independent and material breach of the terms and conditions of the Plan, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have against the Participant. By participating in the Plan, each Participant agrees that timely payment to the Company as set forth in this Section IV is (i) reasonable and necessary, (ii) is not a penalty, and (iii) does not preclude the Company from seeking all other remedies that may be available to the Company.
The Committee, in its discretion, shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Specified Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Specified Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.
Notwithstanding any other provisions of this document, any awards made hereunder shall be subject to recovery under any law, governmental regulation, stock exchange listing requirement or Company policy applicable to them, including any related deductions, recoupment and/or claw-back as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or Company policy, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to the awards and recovery of amounts relating thereto (the “Clawback Requirement”). By accepting Financial Performance Awards granted hereunder and under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any award or amounts paid under the Plan subject to claw-back pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or awards. In the event the awards granted pursuant to this document and the Plan become subject to such Clawback Requirement, then the awards shall be subject to such Clawback Requirement, and the foregoing provision of this Section IV shall no longer apply to such awards.
Notwithstanding the foregoing, the Company shall not make any additional payment in the event that the restated financial results would have resulted in a greater payment to any Participant.

V.	COMPENSATION COMMITTEE
All determinations with respect to any Financial Performance Award shall be made by the Committee and shall be final, conclusive and binding on the Company, the Participant and any and all interested parties. No payment of a Financial Performance Award shall be made prior to the Committee certifying in writing that the performance goals and other material terms applicable to such awards for the Fiscal Year as set forth herein (including the Schedule attached hereto and/or the applicable exhibits on file with the Committee) have been attained.
The undersigned Chairman of the Committee hereby certifies, on behalf of the Committee, that the performance goals and other material terms applicable to the awards for the Fiscal Year as set forth herein (including the Schedule attached hereto) have been determined and approved at the Committee meeting on February 21, 2018.
Notwithstanding the foregoing, or anything contained in the Plan to the contrary, this Plan is subject to L.B. Foster Company’s sole and absolute discretion and L.B. Foster Company retains the right to modify, eliminate or replace the Plan at any time and from time to time. The Committee will interpret and apply this Plan at its discretion, and may increase, decrease or eliminate any award hereunder.

By:    _/s/ William H. Rackoff___________
William H. Rackoff
Chairman, Compensation Committee

Schedule 1.10

Participants	Title*	Operating Unit(s)
Robert P. Bauer	President and CEO	Consolidated Corporate
Steven R. Burgess	VP - Concrete Products President - CXT	Rail segment including Precast Conc. Products
Patrick J. Guinee	VP and General Counsel	Consolidated Corporate
John F. Kasel	Sr VP - Rail Business and Construction	Rail segment including Precast Conc. Products (inc. Buildings), and Construction
Brian H. Kelly	VP - Human Resources & Administration	Consolidated Corporate
Gregory W. Lippard	VP - Rail Product Sales	Rail segment including Precast Conc. Products
James P. Maloney	Sr VP and CFO	Consolidated Corporate
Christopher T. Scanlon	Controller	Consolidated Corporate
William F. Treacy	VP – Tubular & Energy Services	Tubular and Energy
* Subject to change pursuant to Section 3.1.

Approved by Committee on this 21st day of February, 2018. /s/ William H. Rackoff _______ William H. Rackoff Chairman, Compensation Committee